Exhibit10.3

nStor Technologies, Inc.
100 Century Boulevard
West Palm Beach, Florida 33417

December 31, 2003

Hilcoast Development Corp.
100 Century Blvd
West Palm Beach, FL 33417
Attn: Mark F. Levy

Dear Mr. Levy:

We have agreed to the following amendments to that certain Promissory Note, dated June 30, 2003, in the amount of $2,806,744 (the “Note”), payable by nStor Technologies, Inc. to Hilcoast Development Corp., a copy of which is attached hereto.

1)         The maturity date of the Note is hereby extended from December 31, 2003 to April 30, 2004 (“Maturity”).

2)         Accrued and unpaid interest on the Note through December 31, 2003 in the amount of $113,193 is hereby added to the $2,806,744 principal amount of the Note so that as of the date hereof, the principal amount of the Note has been increased to $2,919,937 (the “New Principal Amount”).  Interest at the rate of eight percent (8%) per annum will accrue on the unpaid New Principal Amount and be payable at Maturity.

Except as set forth in this letter, the Note remains unmodified and in full force and effect.

Please indicate your concurrence with the foregoing.

Sincerely,

/s/ Jack Jaiven                                                                          Hilcoast Development Corp.
Jack Jaiven                                                                               Agreed:
Vice President and Treasurer                                                    By: /s/ Mark F. Levy
                                                                                                 Mark F. Levy
                                                                                                 Vice President and Secretary